Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated January 4, 2024
Relating to Preliminary Prospectus dated December 19, 2023
Registration No.333-275195

INVESTOR PRESENTATION JANUARY 2024 Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated January 4, 2024 Relating to Preliminary Prospectus dated December 19, 2023 Registration No.333 - 275195 1

This presentation highlights basic information about Silynxcom Ltd . (“Silynxcom” or the “Company”) and the offering to which this presentation relates . As this presentation is a summary, it does not contain all of the information that you should consider before investing in our securities . The Company has filed its Registration Statement on Form F - 1 (File No . 333 - 275195 ) (“Registration Statement”), including a preliminary prospectus, dated December 19 , 2023 (the “Preliminary Prospectus”), with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates . The Registration Statement is not yet effective . Before you invest, you are encouraged to read the Registration Statement, the Preliminary Prospectus and, when available, the final prospectus, including the risk factors therein, and other documents that the Company has filed with the SEC for more complete information information about the Company and this offering . Prospective investors are able to access these documents, including the Preliminary Prospectus, by proceeding to the EDGAR section of the SEC website ( www . sec . gov/edgar ) . Alternatively, the Company and the Underwriter of this offering can arrange to deliver the Preliminary Prospectus and, when available, the final prospectus and/or any supplements thereto by contacting ThinkEquity LLC . , Prospectus Department, 17 State Street 41 st Floor, New York, New York 10004 , telephone (877) 436 - 3673 or email : prospectus@think - equity . com . This presentation does not constitute an offer or invitation for the sale or purchase or to engage in any other transaction with Silynxcom or its affiliates. The information in this presentation is not targeted at any residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation. The offering will only be made by means of a prospectus included in the Registration Statement as and when the Registration Statement is declared effective by the SEC. Any decision to purchase the Company’s securities in the proposed offering should be made solely on the basis of the information contained in such prospectus. FREE WRITING PROSPECTUS 2

FORWARD LOOKING STATEMENTS This presentation of Silynxcom contains “forward - looking statements” . Words such as “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, and similar expressions or variations of such words are intended to identify forward - looking statements . For example, the Company is using forward - looking statements when it discusses its vision, its products and technology, the market potential for its products, its anticipated orders, including potential orders as a result of the current Israel - Hamas war, and its upcoming range of products and product launches . Forward - looking statements are not historical facts and are based upon management’s current expectations, beliefs, and projections, many of which are uncertain . Such expectations, beliefs and projections are expressed in good faith . There can be no assurance, however, that mangement’s expectations, beliefs and projections might be achieved . Indeed, actual results may differ materially from what is expressed or indicated by the forward - looking statements . Forward - looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward - looking statements, and investors should not place undue reliance on any forward - looking statements . For a more detailed description of the risks and uncertanties affecting the Company, see the risk factors detailed in the Preliminary Prospectus and, when available, the final prospectus included in the Registration Statement . Forward - looking statements are made only as of the date the statements are made . The Company assumes no obligation to update forward - looking statements to reflect actual results, subsequent events or circumstances, changes in assumptions or changes in other factors affecting forward - looking information except to the extent required by applicable securities laws . If the Company updates to one or more forward - looking statements, no inference should be drawn that the Company will make additional updates with respect thereto or with respect to other forward - looking statements . This presentation includes estimates regarding market and industry data . Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity and market size, are based on our management's knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information and independent industry publications, reports, publications, surveys, our customers and other contacts in the markets in which we operate . Certain information is based on management estimates, which have been derived from third - party sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of, as well as data from our internal research, and are based on certain assumptions that we believe to be reasonable . In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate . While we believe the estimated market and industry data included in this presentation are generally reliable, such information, which is derived in part from management's estimates and beliefs, is inherently uncertain and imprecise, and you are cautioned not to give undue weight to such estimates . Other market data and industry information is based on management’s knowledge of the industry and good faith estimates of management . All of the market data, panel data and industry information used in this presentation involves a number of assumptions and limitations . Market and industry data are subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of such data . In addition, projections, assumptions and estimates of the future performance of the markets in which we operate are necessarily subject to uncertainty and risk due to a variety of factors, including those described in the Preliminary Prospectus filed with the SEC under the heading "Risk Factors . " These and other factors could cause results to differ materially from those expressed in the estimates made by independent third parties and by us . Accordingly, you are cautioned not to place undue reliance on such market and industry data or any other such estimates . The content of, or accessibility through, the sources and websites identified herein, except to the extent specifically set forth in this presentation, does not constitute a portion of this presentation and is not incorporated herein and any websites are an inactive textual reference only . 3

Silynxcom Ltd. Issuer NYSE American: SYNX Listing $5,375,000 Expected Offering Size $4.00 - $6.00 per share Expected Price Sole Book Runner OFFERING SUMMARY 4 Over - Allotment 15% (161,250 shares) • $1.5 million for global sales and marketing expansion • $1 million R&D • $2.8 million for Working Capital and General Corporate Purposes ThinkEquity Use of Proceeds Shares Offered 1,075,000

INVESTOR PRESENTATION IN - EAR IS REPLACING OVER - EAR 5

INVESTOR PRESENTATION Uniquely positioned in the rapidly growing market for tactical in - ear headsets, expanding into lucrative commercial markets Certified, field - tested products in operational use by tens of thousands of military and law enforcement personnel worldwide Robust unit price economics - premium price point, high product margins & significant barriers to entry Extensive international distribution network , enabling valuable customer insights and improved forecasting Large, high - quality pipeline we expect will facilitate continued and profitable growth INVESTMENT HIGHLIGHTS 6

SILYNX AT A GLANCE $150 million in cumulative revenue since 2005 300+ active customers Cumulatively cash flow positive , over the last 3 years + 6X growth in distributor network over the last 2 years 100% r evenue growth from 2020 to 2022 We expect our In - Ear headsets to rapidly replace bulky and outdated Over - Ear headsets, providing improved hearing in stealth operations and reliable, clear radio communication in noisy/kinetic environments Silynxcom (Silynx) develops, designs, manufactures and sells advanced ruggedized tactical and commercial communication headsets to military, law enforcement, and homeland security agencies and professionals worldwide 7

Israeli Government declared war in response to Hamas invasion Additional orders expected Sylinx has since received orders of ~$4M from IDF and Israel Police Both for near - term supply and replenishing of inventory - RECENT DEVELOPMENTS - SRAEL HAMAS WAR 8

Hearing protection Not impacted by blast shock waves “Talking from the ear” Unique, clearer communication in noisy environments Lightweight & comfortable For extended continuous use Improved directional hearing Pinna is not covered Low profile No external microphone, no snag hazard Suitable for hot environments Actively ventilates the outer portion of the ear to avoid sweat accumulation Simple, rugged structure Hight profit margin per unit Quick Disconnect Connector (QDC) Proprietary, multi - pin, waterproof, signal and power input/output Lightweight multi - com push - to - talk (PTT) Configurable with a variety of tactical radios In - Ear Sound Protection Headset PTT/ Control Box Weapon Mounted Wireless PTT QDC Quick Disconn Connecto ect r SILYNX IN - EAR PRODUCT OFFERING Superior Sound Protection & Communication 9

TECHNOLOGY Real - time software processing and compression of surrounding audio signals “Talking from the ear” technology picks up the minute air movement in the ear canal and converts it into speech Special “enforcing materials” embedded into our hardware, cables, and connectors while “cold molding materials” enable durability and long use - life in harsh environments QDC (Quick Disconnect Connector) is a unique, robust, proprietary, multi - pin, 20 - meter diving - certified connector Ear canal Noise Isolating Earbuds User voice User speech audio PPT/Control Box • Processing user voice audio • Transmitting voice to radio ear canal User speech creates Microphone tiny movement in picks in - ear air movement and converts it to audio signal Processed ambient and radio audio injected into the ear In Ear Earbud picks ambient noise and converts to audio signal Ear canal Noise Isolating Earbuds Processed ambient radio & audio Ambient Audio Ambient Noise PPT/Control Box • Processing ambient audio • Compression of dangerously high noise • Enhancement of ambient noise • Receives/Trans mits Radio audio Radio Audio Silynx In - Ear Sound Protection System Transmission Process 10 Silynx In - Ear Sound Protection System Hearing Process

MARKET OPPORTUNITY: ANTICIPATED TRANSITION FROM OVER - EAR TO IN - EAR HEADSETS In - Ear Headset Growth Drivers Global active tactical sound protection headset market – by type Over - Ear Sound Protection Headsets In - Ear Sound Protection Headsets Soldier modernization Budgets targeting tactical communication advancements and miniaturization in military and law enforcement Sound protection Increased awareness of hearing loss in combat/riot situations and the need for protection against louder weapons systems New generation of data devices Lighter radios enhance individual soldiers' communication and situational awareness Industrial/Commercial drivers Emphasis on safety, efficiency, coordination, noise reduction, training, and hands - free operation 2,000 1,500 1,000 500 0 2021 2022 2027 $ M 2021 - 2027 | CAGR: - 0.51% Over - Ear 2021 - 2027 | CAGR: 42% In - Ear $1,008.8M $726.3M 11 Source: Market Research Future (MRFR), 2022

INVESTOR PRESENTATION “ Silynx has been Elbit Systems’ OEM headset solutions supplier for 15 years. We have found Silynxcom to be a trustworthy, competent and credible supplier with flexible production capacity. ” - Moshe Narkis, Vice President, Marketing & Business Development, Elbit Systems Ltd. 12

GO TO MARKET STRATEGY Position Silynx as an innovative front - runner and obtain a significant share of the expanding In - Ear market segment Distributor network Formal purchasing programs Expand bundled product offering Strategic Cooperation Cross - sell Unlock Asia Participate in formal structured equipment purchasing programs to build a portfolio of ongoing framework agreements with large military customers (i.e., U.S. Department of Defense, NATO, and others) Leverage the strong local presence and established relationships of our extensive distributor network Broaden our bundled product offering to existing customers while adding new user groups within the same customer Focus on Asia due to a growing awareness of sound protection, price sensitivity, and hotter climate Leverage our QDC solution to cross - sell and upsell our headsets and accessories Strategic cooperation with large, recognized manufacturers like 3M PELTOR, Gentex & Sordin Our Loyal Customers Our Strategic Partners 13

CASE **STUDIES**

SILYNX

Republic of Korea Armed Forces

Distributor Network Customer Acquisition

Drivers: Replacing all infantry headset systems with In-Ear sound protection technology. Target is ~ 130,000 systems purchased via multiple tenders by 2027

Product: Entry-level

Model: Direct bidding on public tender

supported by a local agent

Criteria: Performance and price

Order year: 2020

Delivery Year: 2021

Order Size (Dealer Price): $6.3 million for 17,000 Systems, awarded to Silynxcom

Follow-on: ~ 8,000 units tender expected to be awarded in the second quarter of 2024

POLIZEI

Rhineland-Pfalz County Police

Strategic Cooperation

Drivers: In the first phase, replacing existing Over-Ear headsets used by Police Special Forces.

Product: High-End

Model: Public tender for a 4-year framework contract, bidding by local distributor

Criteria: Technical, field test performance, quality, and price. Silynx ranked the highest on all criteria tested

Order year: 2022, delivery 2023-2026

Delivery Year: 2023

Up to date Order (Dealer Price): $300K,

Follow-on: Tender specifications adopted by other counties' police departments – additional tenders expected to be published in 2024

Royal Netherlands Army

Formal Purchasing Program

Drivers: 7,000 future soldier systems, incorporating Silynx headsets

Product: Mid-Level

Model: Framework agreement with a strategic partner

Criteria: Technical, field test performance, quality and price

Order year: 2021, delivery 2022

Delivery Year: 2022

Order Size (Dealer Price): $3.6M

Follow-on Cross Sell: QDC Accessories order of ~$0.75M received Q4, 2023, additional orders expected 2024.

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EXTENSIVE INTERNATIONAL DISTRIBUTOR NETWORK Increased exposure to potential customer opportunities Europe 34 Central & South America 5 Asia 16 3 1 Africa 3 Oceania Planned representative sales offices : Korea, Germany USA Office 15 Israel Office Middle East

DISTRIBUTOR Network Distributors selected based on recent tactical equipment sales record to defense and law enforcement clients Distributors benefit from superior profit margins and robust support The distributor network creates in - depth relationships with customers • Provides Silynx with invaluable knowledge about our prospects’ current and future needs • Enables the customers to be involved in product customization and our future product development • Allows better forecasting of new orders and improved supply chain management “ The market is clearly transitioning from Over - ear to In - ear headsets. With the attractive price and superior performance of Sylinxcom’s products, we are leading this shift & responding to growing demand in the market. ” - HOE Kok Wei, Managing Director, Synapse Logic 16

INVESTOR PRESENTATION “ Silynx is the best system for tactical communications. It is our squadron’s standard tactical communications kit and the customer service and support proved by Silynx - USAF, Maj, Scott M. Hlavin, Commander, 7th Security Forces Squadron, April 2023 is without equal. ” 17

STRATEGIC RESELLER AGREEMENT Profile: 3M PELTOR One of the world's leading manufacturers and an iconic brand name of headsets and two - way radio accessory products for military, law enforcement, hunting, sport shooting, racing, rally sports, aviation, and manufacturing industries Challenge To differentiate its product and create a competitive advantage, PELTOR products needed to close the power management and dual - radio support gap in its product offering Solution & implementation Sylinx will resell a modified version of the Over - Ear headset, which includes a Silynx QDC connector, an upgraded wiring system, and a Sylinx - designed electronic circuit board Results • Sylinx competes in the high - end Over - Ear headset market with advanced battery technology and dual - radio feature • Cooperation enables Sylinx to lead Over - Ear to In - Ear headset transition • Sylinx's embedded tech in 3M Peltor headsets facilitates access to a large customer base for cross - selling opportunities • First converted product sales, with an order of $440K that was received in August 2023 18

INVESTOR PRESENTATION • May 2023 – Additional sales to Glencore + extensive field testing at iron smelting facilities in Australia. Defense • April 2023 – Secured first contract with Asian military which is expected to announce a formal purchasing program of circa $100M in value over a seven - year period. • July 2023 – Contract with Singapore Army for Silynx converted 3M PELTOR headsets. • October 2023 – Orders of $4.0 million from the Israel Defense Forces in connection with war with Hamas in Gaza. Additional orders expected. Law Enforcement • January 2023 – First delivery of a four - year formal purchasing program with the German Police. • June 2023 – Awarded a second contract from the National Police of the Republic of Korea. • August 2023 – Follow - on orders from the German first order from the German state security services. Commercial • March 2023 – First sale to world - lass professional cycling team. Strategic Cooperation • Jan 2023 – Worldwide product Convertor Agreement with 3M PELTOR. • April 2023 - Joint Product Development Agreement with one of Israel's largest tactical radio producers. • May 2023 – Production of the first prototype following Joint Product Development Agreement with Leonardo Group. RECENT CUSTOMER ANNOUNCEMENTS 19

Over - Ear headset as a solution to provide employees of their steel mill plants with better situational awareness & improved quality of communication . COMMERCIAL & INDUSTRIAL USE CASES Silynx’s agility, innovative technology, price, and technical performance have allowed it to gain early traction in commercial and industrial markets 2022 - 2023 Nucor buys our In - ear headsets to replace their PP Division, 2021 - 2023 Sylinx’s In - Ear headsets are integrated into Gentex’s “Pure flow" hooded respiratory suits that are used by firefighters, in hospitals, and in clean room environments . Largest USA nuclear power plants 2021 - 2023 Sylinx’s In - Ear headsets are used by employees at their nuclear power plant to enhance clarity, filter out corrosive plant noise, & facilitate effective work interaction . Cycling May 2023 Silynx sells it’s In - Ear headsets to a Tier 1 professional cycling team . which are embedded into the team's riding helmets AI - engineered biometric data and voice alerts are delivered to cyclists through our In - Ear Headsets . Australia, May 2023 Silynx has provided Glencore In - Ear headsets for use in iron smelting facilities in Australia . 20

COMPETITIVE POSITIONING First Mover Advantage Create a first - mover advantage and dominate the growing in - ear tactical/industrial market segment Value Superior, cost - effective performance Agile Rapid prototyping of new devices and broad radio interface knowledge In - Ear Innovative In - Ear hearing protection & “Talking from the ear” technology 21

EXPERIENCED LEADERSHIP Ron Klein Chairman BoD • Co - founder, COO and CFO of Xinteza API Ltd., since Jan. ‘22, • Director at Vgarden since Jan. '22, Histour - Eltive Ltd. since Oct. ‘22, and the Israel Bar Publishing House Ltd. since Sept ‘21. • Served as the CEO of ChickP Protein Ltd., June ‘18 - Dec ‘21. • MBA from Kelogg Recanati (Northwestern University and Tel Aviv University) and B.A. Nir Klein CEO • Served as CEO since January 2011 and as a member of our BOD since August 2021. • B.A. from Tel Aviv University. Ilan Akselrod CFO • Served as Chief Financial Officer since September 2014. • Financial controller at Mobileye Technologies (NASDAQ GS: MBLY) from June 2010 to August 2014. • M.A. from Bar Ilan University. Ronen Hananis VP • Served as VP of Operations and Development since October 2016. • Prior to that Mr. Hananis served as Engineering Manager. • B.Sc. from the Holon Institute of Technology. Gal Nir VP • Served as VP of Marketing and Israel Sales since October 2005. • Member of the board of directors since August 2021. • B.A. from Tel Aviv University. Elik (Elihay) Cohen VP • VP Marketing and International Sales since July 2021. • Previously served as VP of Marketing and International Sales in a large Israeli tactical gear producer. • 20 years of management and sales senior positions in the high - tech industry. • B.Sc. from Tel Aviv University. 22 from Tel Aviv University.

INVESTOR PRESENTATION - 991.7 - 609.0 2020 2021 2022 USD 000 12,000 10,000 8,000 6,000 4,000 2,000 0 FY2022 Q1 FY2021 Q2 Q3 Q4 FY Seasonality of Revenue USD 000 FINANCIAL HIGHLIGHTS As of December 19, 2023 Working capital end of the year 858.0 Insufficient capital limited large bid participation 11 32 40 72 2020 2021 2022 2023 Pipeline (1) (1) Number of Requests For Information the company has responded to as of December 19, 2023. 23

(in thousands of USD) INCOME STATEMENT FY 2022 H1 2023 $3,096 $7,264 Revenues ($1,901) ($4,836) Cost of sales $1,195 $2,428 Gross Profit ($1,989) ($672) Sales and Marketing* ($569) ($439) Research and Development ($965) ($837) General and Administration ($2,326) $1,798 Net Income (Loss) tock options totaling $2.804 million. . s 22 - cash charges related to the issuance of ded in the financial statements for FY 20 * H1 2023 Sales and Marketing expenses include non No stock - based compensation expenses were recor 24

SUMMARY BALANCE SHEET (in thousands of USD) Cash and Cash Equivalents and short - term bank deposits $69 $351 Trade receivables $2,774 $781 Inventory $2,433 $2,664 Total Assets $5,807 $4,541 Total Liabilities ($5,009) ($3,265) Total Shareholders’ Equity $798 $1,276 June 30, 2023 December 31, 2022 25

PRE - OFFERING CAPITALIZATION TABLE Silynxcom Ltd. Shares Outstanding* Options (WAEP: $1.96) Warrants (WAEP: $0.77)** Fully Diluted Shares Outstanding*** 4,000,000 1,096,653 53,624 5,150,277 Ordinary Shares 26 • * Including 102,346 Ordinary Shares issuable upon the conversion of certain equity investment agreements (approximately $342 thousand), which will automatically convert upon the consummation of this offering, and based on an offering price of $5.00, and 735,875 Ordinary Shares to be issued upon consummation of this offering under the Investors Agreement. • ** As of December 30, 2023 USD / NIS exchange rate was 3.600 NIS to 1 USD. • *** 735,875 Ordinary Shares to be issued upon consummation of this offering under the Investors Agreement.

INVESTOR PRESENTATION Defense • IDF repeat orders • Repeat Order win in South Korea • Announcement of joint development project with Leonardo S . p . a . - one of Europe's largest defense groups • Participating in 2 large European multi - year bids. • Follow on order from Israeli tactical radio producers for a large Asian country • Follow on order from Elbit Systems for a new European country army project • Participation in the U.S. Department of Defense’s new multi - year In - Ear headsets program Law & Enforcement • South Korean Police to place 3rd follow - on order • Participation in two large, multi - year European national police bids. • Expansion into the German market with new law enforcement clients • Follow on order from a South Asian national police department Commercial • Launch of new commercial In - Ear headsets - a family of products for the cycling and motorsports markets, respectively • Silynx system to be integrated into the new Formula 1 helmet of one of the leading teams WHAT TO EXPECT IN THE NEXT 12 MONTHS 27

INVESTMENT HIGHLIGHTS Strong position in the rapidly growing tactical in - ear headsets market Multiple expansion opportunities into lucrative commercial markets Field proven and in operational use worldwide High product margins and significant barriers to entry Extensive international distribution network Large, high quality pipeline 28

INVESTOR PRESENTATION THANK YOU CONTACT US: Nir Klein, Chief Executive Officer W: Silynxcom.com E: kleinnir@s - o - s.co.il 29